                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  _____________


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 2 )/1/


                           Global-Tech Appliances Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Shares, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G39320 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

_________________

     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                              -------------------------
CUSIP No.  G39320 10 9                13G                Page  2  of  19  Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


       Wing Shing Holdings Company Limited
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       British Virgin Islands
--------------------------------------------------------------------------------
NUMBER OF                   5.  SOLE VOTING POWER
SHARES
BENEFICIALLY                    7,555,189
OWNED BY EACH            -------------------------------------------------------
REPORTING                   6.  SHARED VOTING POWER
PERSON
WITH:                           0
                         -------------------------------------------------------
                            7.  SOLE DISPOSITIVE POWER

                                7,555,189
                         -------------------------------------------------------
                            8.  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       7,555,189
--------------------------------------------------------------------------------
   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       62.2%
--------------------------------------------------------------------------------
   12. TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP No.  G39320 10 9                13G                Page  3  of  19  Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


       Kwong Ho Sham
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       China
--------------------------------------------------------------------------------
NUMBER OF                   5.  SOLE VOTING POWER
SHARES
BENEFICIALLY                    151,899 (See Footnote 2 to Item 4 on Page 10)
OWNED BY EACH            -------------------------------------------------------
REPORTING                   6.  SHARED VOTING POWER
PERSON
WITH:                           7,555,189 (See Footnote 1 to Item 4 on Page 10)
                         -------------------------------------------------------
                            7.  SOLE DISPOSITIVE POWER

                                151,899 (See Footnote 2 to Item 4 on Page 10)
                         -------------------------------------------------------
                            8.  SHARED DISPOSITIVE POWER

                                7,555,189 (See Footnote 1 to Item 4 on Page 10)
--------------------------------------------------------------------------------
    9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       7,707,088 (See Footnotes 1 and 2 to Item 4 on Page 10)
--------------------------------------------------------------------------------
   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [X]

--------------------------------------------------------------------------------
   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       63.5% (See Footnotes 1 and 2 to Item 4 on Page 10)
--------------------------------------------------------------------------------
   12. TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP No.  G39320 10 9                13G                Page  4  of  19  Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


        John C.K. Sham
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [_]
                                                               (b)  [_]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Canada
--------------------------------------------------------------------------------
NUMBER OF                   5.  SOLE VOTING POWER
SHARES
BENEFICIALLY                    441,933 (See Footnote 2 to Item 4 on Page 12)
OWNED BY EACH            -------------------------------------------------------
REPORTING                   6.  SHARED VOTING POWER
PERSON
WITH:                           7,555,189 (See Footnote 1 to Item 4 on Page 12)
                         -------------------------------------------------------
                            7.  SOLE DISPOSITIVE POWER

                                441,933 (See Footnote 2 to Item 4 on Page 12)
                         -------------------------------------------------------
                            8.  SHARED DISPOSITIVE POWER

                                7,555,189 (See Footnote 1 to Item 4 on Page 12)
--------------------------------------------------------------------------------
    9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       7,997,122 (See Footnotes 1 and 2 to Item 4 on Page 12)
--------------------------------------------------------------------------------
   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       64.1% (See Footnotes 1 and 2 to Item 4 on Page 12)
--------------------------------------------------------------------------------
   12. TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                ----------------------
  CUSIP No. G39320 10 9           13G                       Page 5 of 19 Pages
-------------------------                                ----------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Shun Chi Hui
--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                    (b) [_]
--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            China
--------------------------------------------------------------------------------
                     5.    SOLE VOTING POWER
NUMBER OF
SHARES                      57,722
BENEFICIALLY       -------------------------------------------------------------
OWNED BY EACH        6.    SHARED VOTING POWER
REPORTING
PERSON                      7,555,189 (See Footnote 1 to Item 4 on Page 15)
WITH:              ----------- -------------------------------------------------
                     7.    SOLE DISPOSITIVE POWER

                            57,722
                   -------------------------------------------------------------
                     8.    SHARED DISPOSITIVE POWER

                            7,555,189 (See Footnote 1 to Item 4 on Page 15)
--------------------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,612,911 (See Footnote 1 to Item 4 on Page 15)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                  [_]

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       62.7% (See Footnote 1 to Item 4 on Page 15)
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                 ----------------------
  CUSIP No. G39320 10 9            13G                      Page 6 of 19 Pages
-------------------------                                 ----------------------

--------------------------------------------------------------------------------
  1.   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Wai Chun Hui
--------------------------------------------------------------------------------
  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [_]
                                                                     (b) [_]

--------------------------------------------------------------------------------
  3.   SEC USE ONLY

--------------------------------------------------------------------------------
  4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            China
------------------------------------ -------------------------------------------
                          5.   SOLE VOTING POWER
  NUMBER OF
   SHARES                       57,722 (See Footnote 2 to Item 4 on Page 17)
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                6.   SHARED VOTING POWER
    EACH
 REPORTING                      7,555,189 (See Footnote 1 to Item 4 on Page 17)
   PERSON              ---------------------------------------------------------
    WITH:                 7.   SOLE DISPOSITIVE POWER

                                57,722 (See Footnote 2 to Item 4 on Page 17)
                       ---------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER

                                7,555,189 (See Footnote 1 to Item 4 on Page 17)
---------- ---------------------------------------------------------------------
  9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,612,911 (See Footnotes 1 and 2 to Item 4 on Page 17)
---------- ---------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [X]

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       62.7% (See Footnotes 1 and 2 to Item 4 on Page 17)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                      (Wing Shing Holdings Company Limited)

Item 1.   (a)    Name of Issuer:

                 Global-Tech Appliances Inc.

          (b)    Address of Issuer's Principal Executive Offices:

                 21/F., Citicorp Centre
                 18 Whitfield Road
                 Causeway Bay, Hong Kong

Item 2.   (a)    Name of Person Filing:

                 Wing Shing Holdings Company Limited

          (b)    Address of Principal Office or, if none, Residence:

                 TrustNet Chambers
                 Road Town
                 Tortola, British Virgin Islands

          (c)    Citizenship:

                 British Virgin Islands

          (d)    Title of Class of Securities:

                 Common Shares, $0.01 par value per share

          (e)    CUSIP Number:

                 G39320 10 9

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a)    [_]   Broker or dealer registered under Section 15 of the
                       Exchange Act;

          (b)    [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c)    [_]   Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;

          (d)    [_]   Investment company registered under Section 8 of the
                       Investment Company Act;

          (e)    [_]   An investment adviser in accordance with Rule 13d-1(b)(1)
                       (ii)(E);

          (f)    [_]   An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F);

          (g)    [_]   A parent holding company or control person in accordance
                       with Rule 13d-1(b)(ii)(G);

                               Page 7 of 19 Pages

          (h)    [_]   A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

          (i)    [_]   A church plan that is excluded from the definition of an
                       investment company under Section 3(c)(14) of the Investment Company Act;


          (j)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

          (a)    Amount beneficially owned: 7,555,189

          (b)    Percent of class: 62.2%

          (c)    Number of shares as to which person has:

                 (i)   Sole power to vote or to direct the vote: 7,555,189

                 (ii)  Shared power to vote or to direct the vote: 0

                 (iii) Sole power to dispose or to direct the disposition of:
                       7,555,189

                 (iv)  Shared power to dispose or to direct the disposition of:
                       0

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                                Page 8 of 19 pages

                                 (Kwong Ho Sham)

Item 1.    (a)    Name of Issuer:

                  Global-Tech Appliances Inc.

           (b)    Address of Issuer's Principal Executive Offices:

                  21/F., Citicorp Centre
                  18 Whitfield Road
                  Causeway Bay, Hong Kong

Item 2.    (a)    Name of Person Filing:

                  Kwong Ho Sham

           (b)    Address of Principal Office or, if none, Residence:

                  Global-Tech Appliances Inc.
                  21/F., Citicorp Centre
                  18 Whitfield Road
                  Causeway Bay, Hong Kong

           (c)    Citizenship:

                  China

           (d)    Title of Class of Securities:

                  Common Shares, $0.01 par value per share

           (e)    CUSIP Number.

                  G39320 10 9

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

           (a)    [_]    Broker or dealer registered under Section 15 of the
                         Exchange Act;

           (b)    [_]    Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c)    [_]    Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

           (d)    [_]    Investment company registered under Section 8 of the
                         Investment Company Act;

           (e)    [_]    An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

           (f)    [_]    An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

           (g)    [_]    A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

                               Page 9 of 19 pages

           (h)    [_]    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

           (i)    [_]    A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)    [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

           (a)    Amount beneficially owned: 7,707,088/1,2/

           (b)    Percent of class: 63.5%/1,2/

           (c)    Number of shares as to which person has:

                  (i)    Sole power to vote or to direct the vote: 151,899/2/

                  (ii)   Shared power to vote or to direct the vote:
                         7,555,189/1/

                  (iii)  Sole power to dispose or to direct the disposition of:
                         151,899/2/

                  (iv) Shared power to dispose or to direct the disposition of: 7,555,189/1/

Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           Not applicable.
_______________________________

/1/ Kwong Ho Sham owns 50% of the shares and holds approximately 35.7% of the voting power of Wing Shing Holdings Company Limited, which directly owns 7,555,189 shares of the securities reported on herein. Mr. Sham disclaims any beneficial ownership in any of the shares owned by Wing Shing Holdings Company Limited.
/2/  Does not include 57,722 shares owned by Wai Chun Hui, Mr. Sham's spouse.

                              Page 10 of 19 pages

                                (John C.K. Sham)

Item 1.    (a)    Name of Issuer:

                  Global-Tech Appliances Inc.

           (b)    Address of Issuer's Principal Executive Offices:

                  21/F., Citicorp Centre
                  18 Whitfield Road
                  Causeway Bay, Hong Kong

Item 2.    (a)    Name of Person Filing:

                  John C.K. Sham

           (b)    Address of Principal Office or, if none, Residence:

                  Global-Tech Appliances Inc.
                  21/F., Citicorp Centre
                  18 Whitfield Road
                  Causeway Bay, Hong Kong

           (c)    Citizenship:

                  Canada

           (d)    Title of Class of Securities:

                  Common Shares, $0.01 par value per share

           (e)    CUSIP Number:

                  G39320 10 9

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

           (a)    [_]    Broker or dealer registered under Section 15 of the
                         Exchange Act;

           (b)    [_]    Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c)    [_]    Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

           (d)    [_]    Investment company registered under Section 8 of the
                         Investment Company Act;

           (e)    [_]    An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

           (f)    [_]    An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

           (g)    [_]    A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

                              Page 11 of 19 pages

           (h)    [_]    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

           (i)    [_]    A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)    [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

           (a)    Amount beneficially owned: 7,997,122/1,2/

           (b)    Percent of class: 64.1%/1,2/

           (c)    Number of shares as to which person has:

                  (i)    Sole power to vote or to direct the vote: 441,933/2/

                  (ii)   Shared power to vote or to direct the vote:
                         7,555,189/1/

                  (iii)  Sole power to dispose or to direct the disposition of:
                         441,933/2/

                  (iv) Shared power to dispose or to direct the disposition of: 7,555,189/1/

Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

____________________________

/1/ John C.K. Sham owns 20% of the shares and holds approximately 42.9% of the voting power of Wing Shing Holdings Company Limited, which directly owns 7,555,189 shares of the securities reported on herein. Mr. Sham disclaims any beneficial ownership in any of the shares owned by Wing Shing Holdings Company Limited.

/2/ Includes 339,971 shares issuable to Mr. Sham within 60 days after December 31, 2002 upon the exercise of options granted under the Issuer's 1997 Stock Option Plan.

                              Page 12 of 19 pages

Item 10.   Certification.

           Not applicable.

                               Page 13 of 19 pages

                                 (Shun Chi Hui)

Item 1.     (a)    Name of Issuer:

                   Global-Tech Appliances Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                   21/F., Citicorp Centre
                   18 Whitfield Road
                   Causeway Bay, Hong Kong

Item 2.     (a)    Name of Person Filing:

                   Shun Chi Hui

            (b)    Address of Principal Office or, if none, Residence:

                   Global-Tech Appliances Inc.
                   21/F., Citicorp Centre
                   18 Whitfield Road
                   Causeway Bay, Hong Kong

            (c)    Citizenship:

                   China

            (d)    Title of Class of Securities:

                   Common Shares, $0.01 par value per share

            (e)    CUSIP Number:

                   G39320 10 9

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a)    [_]     Broker or dealer registered under Section 15 of the
                           Exchange Act;

            (b)    [_]     Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

            (c)    [_]     Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act;

            (d)    [_]     Investment company registered under Section 8 of the
                           Investment Company Act;

            (e)    [_]     An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

            (f)    [_]     An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)    [_]     A parent holding company or control person in
                           accordance with Rule 13d-1(b)(ii)(G);

                              Page 14 of 19 pages

            (h)    [_]     A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

            (i)    [_]     A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)    [_]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

            (a)    Amount beneficially owned: 7,612,911/1/

            (b)    Percent of class: 62.7%/1/

            (c)    Number of shares as to which person has:

                   (i)     Sole power to vote or to direct the vote: 57,722

                   (ii)    Shared power to vote or to direct the vote:
                           7,555,189/1/

                   (iii) Sole power to dispose or to direct the disposition of: 57,722

                   (iv) Shared power to dispose or to direct the disposition of: 7,555,189/1/

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable.

___________________________

/1/ Shun Chi Hui owns 15% of the shares and holds approximately 10.7% of the voting power of Wing Shing Holdings Company Limited, which directly owns 7,555,189 shares of the securities reported on herein. Ms. Hui disclaims any beneficial ownership in any of the shares owned by Wing Shing Holdings Company Limited.

                              Page 15 of 19 pages

                                 (Wai Chun Hui)

Item 1.     (a)    Name of Issuer:

                   Global-Tech Appliances Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                   21/F., Citicorp Centre
                   18 Whitfield Road
                   Causeway Bay, Hong Kong

Item 2.     (a)    Name of Person Filing:

                   Wai Chun Hui

            (b)    Address of Principal Office or, if none, Residence:

                   Global-Tech Appliances Inc.
                   21/F., Citicorp Centre
                   18 Whitfield Road
                   Causeway Bay, Hong Kong

            (c)    Citizenship:

                   China

            (d)    Title of Class of Securities:

                   Common Shares, $0.01 par value per share

            (e)    CUSIP Number:

                   G39320 10 9

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a)    [_]     Broker or dealer registered under Section 15 of the
                           Exchange Act;

            (b)    [_]     Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

            (c)    [_]     Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act;

            (d)    [_]     Investment company registered under Section 8 of the
                           Investment Company Act;

            (e)    [_]     An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

            (f)    [_]     An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)    [_]     A parent holding company or control person in
                           accordance with Rule 13d-1(b)(ii)(G);

                              Page 16 of 19 pages

            (h)    [_]     A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

            (i)    [_]     A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)    [_]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

            (a)    Amount beneficially owned: 7,612,911/1,2/

            (b)    Percent of class: 62.7%/1,2/

            (c)    Number of shares as to which person has:

                   (i)     Sole power to vote or to direct the vote: 57,722/2/

                   (ii)    Shared power to vote or to direct the vote:
                           7,555,189/1/

                   (iii) Sole power to dispose or to direct the disposition of: 57,722/2/

                   (iv) Shared power to dispose or to direct the disposition of: 7,555,189/1/

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            Not applicable.

___________________________

/1/ Wai Chun Hui owns 15% of the shares and holds approximately 10.7% of the voting power of Wing Shing Holdings Company Limited, which directly owns 7,555,189 shares of the securities reported on herein. Ms. Hui disclaims any beneficial ownership in any of the shares owned by Wing Shing Holdings Company Limited.
/2/  Does not include 151,899 shares owned by Kwong Ho Sham, Ms. Hui's spouse.

                                 Page 17 of 19 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:            February 10, 2003
                                             Wing Shing Holdings Company Limited

                                             By:  /s/ Kwong Ho Sham
                                                --------------------------------
                                                Kwong Ho Sham, Director

                                               /s/ Kwong Ho Sham
                                             -----------------------------------
                                             Kwong Ho Sham

                                               /s/ John C.K. Sham
                                             -----------------------------------
                                             John C.K. Sham

                                               /s/ Shun Chi Hui
                                             -----------------------------------
                                             Shun Chi Hui

                                               /s/ Wai Chun Hui
                                             -----------------------------------
                                             Wai Chun Hui

                              Page 18 of 19 pages

                                    Exhibit A

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) (the "Statement") with respect to the Common Shares, $.01 par value per share, of Global-Tech Appliances Inc. beneficially owned by the undersigned, and further agree to the filing of this agreement as an exhibit thereto. In addition, each party to this agreement expressly authorizes each other party to this agreement to file on its behalf any and all amendments to the Statement.

Dated:        February 10, 2003
                                             Wing Shing Holdings Company Limited

                                             By:  /s/ Kwong Ho Sham
                                                --------------------------------
                                                Kwong Ho Sham, Director

                                               /s/ Kwong Ho Sham
                                             -----------------------------------
                                             Kwong Ho Sham

                                               /s/ John C.K. Sham
                                             -----------------------------------
                                             John C.K. Sham

                                               /s/ Shun Chi Hui
                                             -----------------------------------
                                             Shun Chi Hui

                                               /s/ Wai Chun Hui
                                             -----------------------------------
                                             Wai Chun Hui

                              Page 19 of 19 pages